Exhibit 99.1

News Release

Weatherford Announces Second Quarter 2023 Results
and Raises Full-Year Outlook
•Revenues of $1,274 million increased 7% sequentially, driven by international revenue growth of 12%
•Operating income of $201 million increased 9% sequentially
•Net income of $82 million increased $10 million sequentially; net income margin of 6.4%
•Adjusted EBITDA* of $291 million increased 8% sequentially; adjusted EBITDA margin* of 22.8%
•Cash provided by operating activities of $201 million and adjusted free cash flow* of $172 million
•Debt repayments of $159 million in the second quarter of 2023
•First deployment of ModusTM , our performance tier Managed Pressure Drilling offering
•Launched StringGuard™, a unique technology that enhances safety and operational efficiency by mitigating the risk of dropped strings in Tubular Running Services operations

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Houston, July 25, 2023 – Weatherford International plc (NASDAQ: WFRD) (“Weatherford” or the “Company”) announced today its results for the second quarter of 2023.
Revenues for the second quarter of 2023 were $1,274 million, an increase 7% sequentially and 20% year-over-year. Operating income was $201 million in the second quarter of 2023, compared to $185 million in the first quarter of 2023 and $104 million in the second quarter of 2022. Net income in the second quarter of 2023 was $82 million, compared to $72 million in the first quarter of 2023 and $6 million in the second quarter of 2022. Adjusted EBITDA* was $291 million, an increase of 8% sequentially and 56% year-over-year. Basic income per share was $1.14, compared to $1.00 in the first quarter of 2023 and $0.08 in the second quarter of 2022.
Second quarter 2023 cash flows provided by operations were $201 million, compared to $84 million in the first quarter of 2023 and $60 million in the second quarter of 2022. Adjusted free cash flow* was $172 million, an increase of $145 million sequentially and $113 million year-over-year. Capital expenditures were $36 million in the second quarter of 2023, compared to $64 million in the first quarter of 2023 and $24 million in the second quarter of 2022.
Girish Saligram, President and Chief Executive Officer, commented, “I am very proud of the One Weatherford team who executed well in a complex second quarter. We continued to build on the momentum from the start of the year, and I am especially pleased with our performance on the two key metrics of margin expansion and adjusted free cash flow generation. Despite softness in the North America market and additional headwinds from the Canadian wildfires, we exceeded expectations driven by the strength in our international operations and the focus on our strategic priorities.
Based on the strength of our second-quarter performance and the confidence in our strategy and execution, we are raising our full-year 2023 adjusted EBITDA margins guidance, on mid to high teens revenue growth and expect expansion of over 350 basis points year-over-year, and now expect adjusted free cash flow to exceed $400 million for the year.”

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Operational Highlights
•Petrobras awarded Weatherford a five-year contract to provide intervention services in Brazil to address subsea intervention and commissioning through its comprehensive offering, which is enhanced by deploying our Centro™ well construction optimization platform, a state-of-the-art digital solution that delivers exceptional visibility and performance in operations.
•Aramco awarded Weatherford a three-year drilling services contract, which includes a suite of technology that combines world-class services, real-time information analysis, and innovative drilling tools to maximize efficiency and add value to Aramco’s drilling operations by minimizing OPEX, reducing risks, and optimizing production.
•Weatherford has been awarded a five-year contract with a major IOC operator in Iraq to provide upper completions products and services, including packers, bridge plugs, and stimulation services.
•Weatherford has been awarded a three-year contract with bp Azerbaijan to provide deepwater intervention services.
•Kuwait Energy in Iraq has awarded Weatherford a two-year well testing services contract extension to provide services which enable sustained oil production in the Siba field.
•Chord Energy has awarded Weatherford a one-year contract to provide reciprocating rod lift, long stroke Rotaflex® and conventional pumping technology for its Bakken assets.
•Transocean awarded Weatherford TRS Vero® automated integrity contracts for the first-ever deployments in Norway on three rigs, and ENI awarded Weatherford a two-year contract for TRS Vero® for its deepwater operations in the Mediterranean. These awards demonstrate the continued success of Vero® in delivering improved safety and efficiency through technology innovation and reduction in red zone risks.
Technology Highlights
•In our Well Construction and Completions segment, we launched StringGuard™, a unique technology that enhances safety and operational efficiency by mitigating the risk of dropped strings in Tubular Running Services operations.
•In our Drilling and Evaluation segment, we delivered first Modus™, managed pressure well solution to an operator, increasing drilling efficiency and 9 days ahead of operational plan.
•In our Production and Intervention segment, we launched multiple technologies including the MultiCatch™ anchor and GhostReamer™ to improve borehole conditioning.
•Signed a joint development agreement with Eavor, a revolutionary geothermal company, to develop whipstock and sidetrack technology for future projects in Germany and around the world that will reduce their overall costs. This agreement is designed to further bolster Weatherford’s geothermal offering and builds on an existing contract to provide liner hanger systems, cementation products, and open-hole/cased-hole wireline services to support the first commercial Eavor-loop™ in Germany.

Liquidity
We closed the second quarter of 2023 with total cash of approximately $922 million as of June 30, 2023, down $61 million sequentially. In the second quarter of 2023, we made debt redemptions and repurchases of $159 million, comprised of $105 million of our 11% Senior Unsecured Notes (“Exit Notes”) and $54 million of our 6.5% Senior Secured Notes (“Secured Notes”). As of June 30, 2023 we have fully redeemed our Exit Notes and have approximately $396 million of principal outstanding on our Secured Notes.
Net cash provided by operating activities during the second quarter of 2023 was $201 million, up $117 million sequentially, and up $141 million year-over-year. Adjusted free cash flow* of $172 million was up $145 million sequentially and up $113 million compared to the second quarter of 2022. The sequential increase was driven mainly by higher activity, improved collections efficiency and lower capital expenditures. The year-over-year increase was primarily driven by a 93% increase in operating income.
Other Financial Items
The Central Bank of Argentina has maintained certain currency controls that limited our ability to access U.S. dollars in Argentina and to remit cash from our Argentine operations. During the second quarter of 2023 we utilized an indirect foreign exchange mechanism known as a Blue Chip Swap (“BCS”) to remit U.S. dollars from Argentina through the purchase and sale of BCS securities. The transactions were completed at implied exchange rates (“BCS rates”) that were approximately 106% higher than the official exchange rate resulting in a loss of $57 million during the second quarter of 2023.

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Results by Reportable Segment
Drilling & Evaluation (“DRE”)

	Three Months Ended			Variance
($ in Millions)	June 30, 2023	March 31, 2023	June 30, 2022	Seq.		YoY
Revenues:
DRE Revenues	$394	$372	$317	6%		24%
DRE Segment Adjusted EBITDA	$106	$108	$69	(2)%		54%
DRE Segment Adjusted EBITDA Margin	26.9%	29.0%	21.8%	(210)	bps	510	bps
Second quarter 2023 DRE revenues of $394 million increased by $22 million, or 6% sequentially, primarily due to increased activity for drilling-related services partially offset by a decrease in North America mainly due to the negative impact from Canadian seasonality and wildfires. DRE revenues increased by $77 million, or 24% year-over-year, primarily due to increased activity across all product lines and geographies, particularly in drilling-related services.
Second quarter 2023 DRE segment adjusted EBITDA of $106 million decreased by $2 million, or 2% sequentially, primarily due to timing of cost inflation related recoveries received in the prior quarter partially offset by higher activity in managed pressure drilling. Year-over-year DRE segment adjusted EBITDA increased by $37 million, or 54%, primarily due to higher fall through from increased activity across all product lines.
Well Construction and Completions (“WCC”)

	Three Months Ended			Variance
($ in Millions)	June 30, 2023	March 31, 2023	June 30, 2022	Seq.		YoY
Revenues:
WCC Revenues	$440	$421	$383	5%		15%
WCC Segment Adjusted EBITDA	$109	$96	$67	14%		63%
WCC Segment Adjusted EBITDA Margin	24.8%	22.8%	17.5%	200	bps	730	bps
Second quarter 2023 WCC revenues of $440 million increased by $19 million, or 5% sequentially, primarily due to increased completions activity in the Latin America and Middle East/North Africa/Asia regions. Year-over-year WCC revenues increased by $57 million, or 15%, primarily due to increased activity for completions and cementation products internationally.
Second quarter 2023 WCC segment adjusted EBITDA of $109 million increased by $13 million, or 14% sequentially, mainly due to higher completions activity. Year-over-year WCC segment adjusted EBITDA increased by $42 million, or 63%, primarily due to higher fall through from increased activity in completions and cementation products.

Production and Intervention (“PRI”)

	Three Months Ended			Variance
($ in Millions)	June 30, 2023	March 31, 2023	June 30, 2022	Seq.		YoY
Revenues:
PRI Revenues	$366	$349	$345	5%		6%
PRI Segment Adjusted EBITDA	$81	$68	$68	19%		19%
PRI Segment Adjusted EBITDA Margin	22.1%	19.5%	19.7%	260	bps	240	bps
Second quarter 2023 PRI revenues of $366 million increased by $17 million, or 5% sequentially, primarily due to an increase in activity for artificial lift in our North America and Latin America regions. Year-over-year, PRI revenues increased by $21 million, or 6%, primarily due to increased activity in the Latin America and Middle East/North Africa/Asia regions, partially offset by decreased activity in North America.
Second quarter 2023 PRI segment adjusted EBITDA of $81 million, increased by $13 million, or 19% sequentially, primarily due to higher fall through for international pressure pumping and increased artificial lift activity in North America. Year-over-year PRI segment adjusted EBITDA increased by $13 million, or 19%, primarily due to the impact from increased activity.
Revenues by Geography

	Three Months Ended			Variance
($ in Millions)	June 30, 2023	March 31, 2023	June 30, 2022	Seq.	YoY
Revenues by Geographic Areas:
North America	$265	$286	$268	(7)%	(1)%

International	$1,009	$900	$796	12%	27%
Latin America	371	317	265	17%	40%
Middle East/North Africa/Asia	421	376	350	12%	20%
Europe/Sub-Sahara Africa/Russia	217	207	181	5%	20%
Total Revenues	$1,274	$1,186	$1,064	7%	20%
North America
Second quarter 2023, North America revenues of $265 million decreased by $21 million, or 7% sequentially, primarily in Canada due to seasonality and wildfires. Despite notably softer activity in North America, we saw improvement in the United States, largely driven by artificial lift. Year-over-year revenue decreased by $3 million, or 1%, as drilling and completions activity slowed in response to economic and market conditions and compounded by the Canadian wildfire impacts, partially offset by increased offshore demand driven by managed pressure drilling and cementation products.

International
Second quarter 2023 International revenues of $1,009 million increased 12% sequentially and 27% year over year.

Second quarter 2023 Latin America revenues of $371 million increased by $54 million, or 17% sequentially, primarily due to increased offshore completions activity in Brazil and higher activity in our PRI segment in Argentina and Mexico. Year-over-year, Latin America revenue increased by $106 million, or 40%, primarily due to higher activity in all our segments.

Second quarter 2023 Middle East/North Africa/Asia revenues of $421 million increased by $45 million, or 12% sequentially, primarily driven by higher WCC, DRE, and integrated services and projects revenue, with notable increase in activity in Saudi Arabia. Year-over-year, revenue increased by $71 million, or 20%, primarily due to higher activity in all segments and an increase in integrated services and projects revenue.

Second quarter 2023 Europe/Sub-Sahara Africa/Russia revenues of $217 million increased by $10 million, or 5% sequentially, primarily due to increased managed pressure drilling activity. Year-over-year revenue increased by $36 million, or 20%, primarily due to increased completions, managed pressure drilling, and drilling services activity.

About Weatherford
Weatherford delivers innovative energy services that integrate proven technologies with advanced digitalization to create sustainable offerings for maximized value and return on investment. Our world-class experts partner with customers to optimize their resources and realize the full potential of their assets. Operators choose us for strategic solutions that add efficiency, flexibility, and responsibility to any energy operation. The Company operates in approximately 75 countries and has approximately 18,000 team members representing more than 110 nationalities and 340 operating locations. Visit weatherford.com for more information and connect with us on social media.
Conference Call Details
Weatherford will host a conference call on Wednesday, July 26, 2023, to discuss the Company’s results for the second quarter ended June 30, 2023. The conference call will begin at 9:00 a.m. Eastern Time (8:00 a.m. Central Time).
Listeners are encouraged to download the accompanying presentation slides which will be available in the investor relations section of the Company’s website.
Listeners can participate in the conference call via a live webcast at https://www.weatherford.com/investor-relations/investor-news-and-events/events/ or by dialing +1 877-328-5344 (within the U.S.) or +1 412-902-6762 (outside of the U.S.) and asking for the Weatherford conference call. Participants should log in or dial in approximately 10 minutes prior to the start of the call.
A telephonic replay of the conference call will be available until August 9, 2023, at 5:00 p.m. Eastern Time. To access the replay, please dial +1 877-344-7529 (within the U.S.) or +1 412-317-0088 (outside of the U.S.) and reference conference number 7149368. A replay and transcript of the earnings call will also be available in the investor relations section of the Company’s website.
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Contacts
For Investors:
Mohammed Topiwala
Vice President, Investor Relations and M&A
+1 713-836-7777
investor.relations@weatherford.com

For Media:
Kelley Hughes
Senior Director, Communications & Employee Engagement
+1 713-836-4193
media@weatherford.com

Forward-Looking Statements
This news release contains projections and forward-looking statements concerning, among other things, the Company’s quarterly and full-year revenues, operating income and losses, adjusted EBITDA*, adjusted free cash flow*, forecasts or expectations regarding business outlook, prospects for its operations, capital expenditures, expectations regarding future financial results, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management and are subject to significant risks, assumptions, and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including: global political disturbances, changes in global trade policies, weak local economic conditions and international currency fluctuations; general global economic repercussions related to U.S. and global inflationary pressures and potential recessionary concerns; various effects from the Russia Ukraine conflict including, but not limited to, nationalization of assets, extended business interruptions, sanctions, treaties and regulations imposed by various countries, associated operational and logistical challenges, and impacts to the overall global energy supply; cybersecurity issues; our ability to comply with, and respond to, climate change, environmental, social and governance and other sustainability initiatives and future legislative and regulatory measures both globally and in specific geographic regions; the potential for a resurgence of a pandemic in a given geographic area and related disruptions to our business, employees, customers, suppliers and other partners; the price and price volatility of, and demand for, oil and natural gas; the macroeconomic outlook for the oil and gas industry; our ability to generate cash flow from operations to fund our operations; our ability to effectively and timely adapt our technology portfolio, products and services to address and participate in changes to the market demands for the transition to alternate sources of energy such as geothermal, carbon capture and responsible abandonment, including our digitalization efforts; and the realization of additional cost savings and operational efficiencies.
These risks and uncertainties are more fully described in Weatherford’s reports and registration statements filed with the SEC, including the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Accordingly, you should not place undue reliance on any of the Company’s forward-looking statements. Any forward-looking statements speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Weatherford International plc
Selected Statements of Operations (Unaudited)

	Three Months Ended			Six Months Ended
($ in Millions, Except Per Share Amounts)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Revenues:
DRE Revenues	$394	$372	$317	$766	$609
WCC Revenues	440	421	383	861	727
PRI Revenues	366	349	345	715	631
All Other	74	44	19	118	35
Total Revenues	1,274	1,186	1,064	2,460	2,002

Operating Income:
DRE Segment Adjusted EBITDA[1]	$106	$108	$69	$214	$128
WCC Segment Adjusted EBITDA[1]	109	96	67	205	134
PRI Segment Adjusted EBITDA[1]	81	68	68	149	107
All Other [2]	9	9	—	18	2
Corporate [2]	(14)	(12)	(18)	(26)	(34)
Depreciation and Amortization	(81)	(80)	(90)	(161)	(177)
Share-Based Compensation	(8)	(9)	(6)	(17)	(13)
Other (Charges) Credits	(1)	5	14	4	(25)
Operating Income	201	185	104	386	122

Other Income (Expense):
Interest Expense, Net of Interest Income of $16, $16, $6, $32 and $11	(31)	(31)	(48)	(62)	(96)
Loss on Blue Chip Swap Securities	(57)	—	—	(57)	—
Other Expense, Net	(39)	(35)	(32)	(74)	(48)
Income (Loss) Before Income Taxes	74	119	24	193	(22)
Income Tax Benefit (Provision)	16	(38)	(12)	(22)	(40)
Net Income (Loss)	90	81	12	171	(62)
Net Income Attributable to Noncontrolling Interests	8	9	6	17	12
Net Income (Loss) Attributable to Weatherford	$82	$72	$6	$154	$(74)

Basic Income (Loss) Per Share	$1.14	$1.00	$0.08	$2.14	$(1.04)
Basic Weighted Average Shares Outstanding	72	72	71	72	71

Diluted Income (Loss) Per Share	$1.12	$0.97	$0.08	$2.11	$(1.04)
Diluted Weighted Average Shares Outstanding	73	74	73	73	71

[1]Segment adjusted EBITDA is our primary measure of segment profitability under U.S. GAAP ASC 280 “Segment Reporting” and represents segment earnings before interest, taxes, depreciation, amortization, share-based compensation expense and other adjustments. Research and development expenses are included in segment adjusted EBITDA.
[2]All Other includes business activities related to all other segments (profit and loss) and Corporate includes overhead support and centrally managed or shared facilities costs. All Other and Corporate do not individually meet the criteria for segment reporting. The improvement in All Other in 2023 was primarily driven by improved results in integrated services and projects.

Weatherford International plc
Selected Balance Sheet Data (Unaudited)

($ in Millions)	June 30, 2023	December 31, 2022
Assets:
Cash and Cash Equivalents	$787	$910
Restricted Cash	135	202
Accounts Receivable, Net	1,068	989
Inventories, Net	751	689
Property, Plant and Equipment, Net	906	918
Intangibles, Net	440	506

Liabilities:
Accounts Payable	502	460
Accrued Salaries and Benefits	293	367
Current Portion of Long-term Debt	33	45
Long-term Debt	1,993	2,203

Shareholders’ Equity:
Total Shareholders’ Equity	672	551
[1] Net debt is a non-GAAP measure calculated as total short and long-term debt less cash and cash equivalents and restricted cash.

Weatherford International plc
Selected Cash Flows Information (Unaudited)

	Three Months Ended			Six Months Ended
($ in Millions)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Cash Flows From Operating Activities:
Net Income (Loss)	$90	$81	$12	$171	$(62)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided By (Used In) Operating Activities:
Depreciation and Amortization	81	80	90	161	177
Loss on Blue Chip Swap Securities	57	—	—	57	—
Asset Write-downs and Other Credits	—	—	(6)	—	6
Inventory Charges	—	11	9	11	24
Gain on Disposition of Assets	(2)	(5)	(9)	(7)	(14)
Deferred Income Tax Provision (Benefit)	(71)	18	3	(53)	6
Share-Based Compensation	8	9	6	17	13
Changes in Operating Assets and Liabilities, Net:
Accounts Receivable	13	(96)	(35)	(83)	(86)
Inventories	(30)	(45)	(40)	(75)	(71)
Accounts Payable	4	64	55	68	62
Other Assets and Liabilities, Net	51	(33)	(25)	18	(59)
Net Cash Provided by (Used In) Operating Activities	201	84	60	285	(4)

Cash Flows From Investing Activities:
Capital Expenditures for Property, Plant and Equipment	(36)	(64)	(24)	(100)	(44)
Proceeds from Disposition of Assets	7	7	23	14	43
Purchases of Blue Chip Swap Securities	(110)	—	—	(110)	—
Proceeds from Sales of Blue Chip Swap Securities	53	—	—	53	—
Proceeds (Payments) for Other Investing Activities	28	(7)	(1)	21	8
Net Cash Provided by (Used In) Investing Activities	(58)	(64)	(2)	(122)	7

Cash Flows From Financing Activities:
Repayments and Repurchases of Long-term Debt	(164)	(66)	(3)	(230)	(7)
Tax Remittance on Equity Awards Vested	(2)	(52)	(2)	(54)	(3)
Payments for Other Financing Activities	(4)	(9)	(15)	(13)	(15)
Net Cash Used In Financing Activities	$(170)	$(127)	$(20)	$(297)	$(25)

Weatherford International plc
Non-GAAP Financial Measures Defined (Unaudited)

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures (as defined under the SEC’s Regulation G and Item 10(e) of Regulation S-K) may provide users of this financial information additional meaningful comparisons between current results and results of prior periods and comparisons with peer companies. The non-GAAP amounts shown in the following tables should not be considered as substitutes for results reported in accordance with GAAP but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Adjusted EBITDA* - Adjusted EBITDA* is a non-GAAP measure and represents consolidated income before interest expense, net, income taxes, depreciation and amortization expense, and excludes, among other items, restructuring charges, share-based compensation expense, as well as other charges and credits. Management believes adjusted EBITDA* is useful to assess and understand normalized operating performance and trends. Adjusted EBITDA* should be considered in addition to, but not as a substitute for consolidated net income and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Adjusted EBITDA margin* - Adjusted EBITDA margin* is a non-GAAP measure which is calculated by dividing consolidated adjusted EBITDA* by consolidated revenues. Management believes adjusted EBITDA margin* is useful to assess and understand normalized operating performance and trends. Adjusted EBITDA margin* should be considered in addition to, but not as a substitute for consolidated net income margin and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Adjusted Free Cash Flow* (formerly titled as Free Cash Flow) - Adjusted free cash flow* is a non-GAAP measure and represents cash flows provided by (used in) operating activities, less capital expenditures plus proceeds from the disposition of assets. Management believes adjusted free cash flow* is useful to understand our performance at generating cash and demonstrates our discipline around the use of cash. Adjusted free cash flow* should be considered in addition to, but not as a substitute for cash flows provided by operating activities and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

*Non-GAAP - as defined above and reconciled to the GAAP measures in the section titled GAAP to Non-GAAP Financial Measures Reconciled

Weatherford International plc
GAAP to Non-GAAP Financial Measures Reconciled (Unaudited)
($ in Millions, Except Margin in Percentages)

	Three Months Ended			Six Months Ended
($ in Millions)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Revenues	$1,274	$1,186	$1,064	$2,460	$2,002
Net Income (Loss) Attributable to Weatherford	$82	$72	$6	$154	$(74)
Net Income (Loss) Margin	6.4%	6.1%	0.6%	6.3%	(3.7)%
Adjusted EBITDA*	$291	$269	$186	$560	$337
Adjusted EBITDA Margin*	22.8%	22.7%	17.5%	22.8%	16.8%

Net Income (Loss) Attributable to Weatherford	$82	$72	$6	$154	$(74)
Net Income Attributable to Noncontrolling Interests	8	9	6	17	12
Income Tax Provision (Benefit)	(16)	38	12	22	40
Interest Expense, Net of Interest Income of $16, $16, $6, $32 and $11	31	31	48	62	96
Loss on Blue Chip Swap Securities	57	—	—	57	—
Other Expense, Net	39	35	32	74	48
Operating Income	201	185	104	386	122
Depreciation and Amortization	81	80	90	161	177
Other Charges (Credits)	1	(5)	(14)	(4)	25
Share-Based Compensation	8	9	6	17	13
Adjusted EBITDA*	$291	$269	$186	$560	$337

Net Cash Provided by (Used In) Operating Activities	$201	$84	$60	$285	$(4)
Capital Expenditures for Property, Plant and Equipment	(36)	(64)	(24)	(100)	(44)
Proceeds from Disposition of Assets	7	7	23	14	43
Adjusted Free Cash Flow*	$172	$27	$59	$199	$(5)

*Non-GAAP - as reconciled to the GAAP measures above and defined in the section titled Non-GAAP Financial Measures Defined